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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*


    Rock Financial Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

    common shares, par value $0.01 par value $0.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

    772150 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

    May 20, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 5 pages

CUSIP NO. 772150  10 8                13G
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    Steven M. Stone
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

                                     N/A
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

                                                United States of America
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
                                                        0
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                                        0

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                                               51,000*
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                                            0

    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                                         51,000*
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (11)

                                                      Less than 5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

                                                       IN
--------------------------------------------------------------------------------

* Rock Financial Corporation ("Rock") merged with Intuit on December 14, 1999. Mr. Stone owned 51,000 shares of Rock stock pre-merger, and owned 12,176 shares of Intuit stock post-merger, as of December 31, 1999, representing less than 1% of the Intuit shares of stock outstanding.


                                Page 2 of 5 pages
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ITEM 1.

       (a)     Name of Issuer:

                    Rock Financial Corporation

       (b)     Address of Issuer's Principal Executive Offices:

                    30600 Telegraph Road, 4th Floor
                    Bingham Farms, MI 48025

ITEM 2.

       (a)     Name of Person Filing:

                    Steven M. Stone

       (b)     Address of Principal Business Office or, if none, Residence:

                    Steven M. Stone Residence Address
                    26010 Hersheyvale
                    Franklin, MI 48025

       (c)     Citizenship:

                    United States of America

       (d)     Title of Class of Securities:

                    Common Shares, par value $0.01 per share

       (e)     CUSIP Number:

                    772150 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

                    Not Applicable

ITEM 4.        OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)     Amount beneficially owned:

                    Steven M. Stone               51,000*

       (b)     Percent of class:

                    Steven M. Stone               less than 5%

       (c)     Number of Shares as to which the person has:


                               Page 3 of 5 pages

CUSIP No. 772150 10 8



          (i)       Sole power to vote or to direct the vote:

                    Steven M. Stone                    0

          (ii)      Shared power to vote or direct the vote:

                    Steven M. Stone                    0

          (iii)     Sole power to dispose or to direct the disposition of:

                    Steven M. Stone                    51,000*

          (iv)      Shared power to dispose or to direct the disposition of:

                    Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following XX
                                                             --

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


                    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

                    Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable.

ITEM 10.  CERTIFICATION.

                    Not Applicable.

* Rock Financial Corporation ("Rock") merged with Intuit as of December 14, 1999. Mr. Stone owned 51,000 shares of Rock stock pre-merger, and owned 12,176 shares of Intuit stock post-merger, as of December 31, 1999, representing less than 1% of the Intuit shares of stock outstanding.

                               Page 4 of 5 pages

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to Sec. 240.13d-1(c):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            2-24-00
                                                --------------------------------
                                                              Date

                                                        /s/ Steven Stone
                                                --------------------------------
                                                            Signature


                                                --------------------------------
                                                            Name/Title


    The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.


  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



                               Page 5 of 5 pages